EXHIBIT V

AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

The name and address of the authorized representative of the EIB for purposes of the Securities Act of 1933 has changed.  Accordingly, the first paragraph of the disclosure set forth under the caption “Authorized Representative in the United States” in the prospectus dated December 21, 2009 is hereby amended and substituted as follows:

“The Authorized Representative of the EIB in the United States is:

João Vale de Almeida

Head of Delegation of the Delegation of the European Union to the United States

2175 K Street, NW

Washington, D.C. 20037.”